EXHIBIT 13(c)


                         Scudder, Stevens & Clark, Inc.
                               175 Federal Street
                                Boston, MA 02110


                                                 February 28, 1991

Scudder Global Fund, Inc.
345 Park Avenue
New York, NY  10154


Gentlemen:

Please be advised that the shares of capital stock of the Scudder Short Term Global Income Fund series of Scudder Global Fund, Inc. which we purchased, were purchased for investment purposes with, and we now have, no present intention of redeeming or reselling such shares.


                                                 Very truly yours,

                                                 SCUDDER, STEVENS & CLARK, INC.

                                                 /s/ Daniel Pierce
                                                 -------------------------------
                                                 Managing Director